Exhibit 1

May 27, 2010 Canadian Securities Administrators	GARY M. S. CHAD, Q.C.
Senior Vice-President,
Governance, Law and
Corporate Secretary

CAMECO CORPORATION
Corporate Office
2121 — 11th Street West
Saskatoon, Saskatchewan
Canada S7M 1J3

Tel 306.956.6303
Fax 306.956.6312
www.cameco.com
Cameco Corporation
Annual Meeting May 26, 2010
Report of Voting Results
Under National Instrument 51-102
In accordance with Section 11.3 of National Instrument 51-102 — Continuous Disclosure Obligations, we hereby advise of the results of the voting on the matters submitted to the annual meeting (the “Meeting”) of the shareholders (the “Shareholders”) of Cameco Corporation (the “Corporation”) held on May 26, 2010. Each of the matters set forth below is described in greater detail in the Notice for the Meeting and Management Proxy Circular mailed to Shareholders prior to the Meeting.
The matters voted upon at the Meeting and the results of the voting were as follows:
Item 1: Election of Directors
The following directors were elected to hold office for the ensuing year or until their successors are elected or appointed:

John H. Clappison	Nancy E. Hopkins
Joe F. Colvin	Oyvind Hushovd
James. R. Curtiss	J.W. George Ivany
Donald H. F. Deranger	A. Anne McLellan
James K. Gowans	A. Neil McMillan
Gerald W. Grandey	Victor J. Zaleschuk
NUCLEAR. The Clean Air Energy.

May 27, 2010

If a ballot vote had been taken, based upon proxy votes by Shareholders received by the Corporation and after giving effect to the twenty-five (25%) percent non-resident Shareholder voting restriction, the voting results for the election of directors would have been:

Nominee	Votes For	% Votes For	Withheld	% Votes Withheld
John H. Clappison	159,512,800	98.21%	2,905,738	1.79%
Joe Colvin	161,355,400	99.35%	1,063,138	0.65%
James R. Curtiss	155,527,493	95.76%	6,891,046	4.24%
Donald H. F. Deranger	159,169,637	98.00%	3,248,901	2.00%
James K. Gowans	161,697,316	99.56%	721,222	0.44%
Gerald W. Grandey	161,156,793	99.22%	1,261,745	0.78%
Nancy E. Hopkins	161,160,671	99.23%	1,257,867	0.77%
Oyvind Hushovd	155,478,938	95.73%	6,939,600	4.27%
J.W. George Ivany	155,530,626	95.76%	6,887,912	4.24%
A. Anne McLellan	156,029,704	96.07%	6,388,834	3.93%
A. Neil McMillan	161,405,064	99.38%	1,013,475	0.62%
Victor J. Zaleschuk	161,671,301	99.54%	747,237	0.46%
Item 2: Appointment of Auditors
By a vote by way of show of hands, KPMG LLP was appointed auditors of the Corporation to hold office until the next annual meeting of Shareholders, or until their successors are appointed.
If a ballot vote had been taken, based upon proxy votes by Shareholders received by the Corporation and after giving effect to the twenty-five (25%) percent non-resident Shareholder voting restriction, the voting results for appointment of auditors would have been:

Votes For	% Votes For	Votes Withheld	% Votes Withheld
162,221,341	97.45%	4,252,378	2.55%
Item 3: Executive Compensation
On a vote by ballot, an advisory resolution was passed accepting the approach to executive compensation disclosed in Cameco’s management proxy circular delivered in advance of this meeting.
The outcome of the ballot vote, after giving effect to the twenty-five (25%) percent non-resident voting restriction, was as follows:

Votes For	% Votes For	Votes Against	% Votes Against
152,749,488	91.74%	13,745,528	8.26%

Cameco Corporation

By:	/s/ “Gary M. S. Chad” Gary M. S. Chad
Senior Vice-President, Governance,
Law and Corporate Secretary